EXHIBIT 99.02

OG+E
(Logo)


July 15, 1999


TO:      MEMBERS OF THE FINANCIAL COMMUNITY

SUBJECT: OGE  ENERGY  CORP. (NYSE: OGE)  SUBSIDIARY  OKLAHOMA  GAS AND  ELECTRIC
         COMPANY FILES PLAN FOR TRANSITION TO DEREGULATION

     In a filing today with the Oklahoma Corporation Commission, OGE Energy Corp. submitted testimony to support an innovative new rate proposal to carry its largest subsidiary, Oklahoma Gas and Electric Company, through to deregulation of the electric utility industry. This Performance Based Incentive Plan is designed to balance the interests of customers, investors, and the state of Oklahoma during the transition to customer choice in the electricity market to begin in 2002. Importantly, it addresses many of the financial community's questions about OG&E's regulation and rates.


PERFORMANCE BASED INCENTIVE PLAN HIGHLIGHTS:

o NATURAL GAS TRANSPORTATION: Lower electric rates would be made possible in part by a reduction in the cost of transporting natural gas to OG&E's power plants. OGE Energy Corp. subsidiary Enogex Inc. would remain the OG&E natural gas transporter at an annual rate of $25 million, down from the current $41 million rate.
o TERMINATION OF THE GENERATION EFFICIENCY PERFORMANCE RIDER: Ending this regulatory provision, which enables OG&E to retain a portion of the savings achieved through efficiencies, would result in a $12 million annual decrease in revenues. It's a key component


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     in the company's offer to reduce rates by $83 million and freeze them there through June 2002.
o ELIMINATION OF FUEL ADJUSTMENT CLAUSE: In the current rate structure, consumers bear the risk of increases in the cost of fuel used to produce electricity. Under the Performance Based Incentive Plan, rates would be fixed as the fuel-cost risk shifts to the company and its shareowners.
o FUEL COST RECOVERY: OG&E proposes one increase in its Performance Based Incentive Plan proposal, a $14 million upward adjustment in base rates to more accurately reflect the company's anticipated cost of fuel. Even with this increase, OG&E's fuel costs remain extremely favorable compared to regional and national fuel cost averages.
o TERMINATION OF RIDER FOR OFF-SYSTEM ELECTRICITY SALES: Historically in Oklahoma, profits from off-system sales have been shared equally between customers and shareowners. Termination of this provision is consistent with providing customers fixed rates, and would allow the company to benefit from effectively managing its business.
o A LOGICAL STEP TOWARD DEREGULATION: Oklahoma is on track, under its 1997 law, to deregulate the electric utility industry and open its market to customer choice in 2002. OG&E proposes this plan as a logical part of that
     process,   which   specifically  calls  for  the  state  to  encourage  the
     development of a competitive market.

IF YOU HAVE ANY QUESTIONS ABOUT THIS PROPOSAL OR OTHER MATTERS, PLEASE CALL:
JIM HATFIELD, VICE PRESIDENT AND TREASURER  (405) 553-3984